Exhibit 99.2

AEGION CORPORATION
Moderator: Charles R. Gordon
October 30, 2014
9:30 a.m. ET

Operator:
Good morning, and welcome to Aegion Corporation's Third Quarter 2014 Earnings Call. At this time, all participants are in a listen only mode. Later, there will be a question and answer session and instructions will follow at that time. If anyone requires assistance during the call, please press star then zero on your touch-tone telephone. As a reminder, this event is being recorded.

Management has provided a presentation to summarize the financial results and outlook, and will reference the presentation during the prepared remarks. The presentation can be found on Aegion's website at www.aegion.com. Any financial or statistical information presented during this call, including any non-GAAP information, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on Aegion's website at www.aegion.com.

During this conference call, the company will make forward-looking statements, which are inherently subject to risks and uncertainties. Results could differ materially from those currently anticipated due to a number of factors described in the company's SEC filing and throughout this conference call. The company does not assume the duty to update forward-looking statements. Please use caution and do not rely on such statement.

I will now turn the call over to Chuck Gordon, President and Chief Executive Officer of Aegion. Sir, you may begin.

Charles Gordon:
Thank you, and welcome to our Third Quarter Earnings Call. With me today are David Martin, Executive Vice President and Chief Financial Officer; David Morris, Executive Vice President and General Counsel; and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

The financial results in the third quarter were in line with our revised guidance we gave you at the beginning of October. Insituform's North America business continues to have a great year. Commercial and Structural performed well in the quarter as the sequential performance for Fyfe North America supports the expected recovery in 2014.

We've noted the challenges facing Energy and Mining in the second half with respect to project timing, a greater mix of downstream maintenance and the shift to lower margin construction activities.

The fourth quarter is off to a good start, and we have the backlog in hand to finish the year within the non-GAAP earnings per share guidance of $1.27 to $1.37. I'll elaborate more on the steps we are taking to strengthen our planning process that will support the risk-adjusted 2015 earnings guidance we will provide on the fourth quarter and full year 2014 earnings call in late February.

Although we have some work to do between now and then, I believe we have a solid foundation for growth in 2015. The operating performance this year is much improved over last year. The realignment and restructuring efforts strengthens the operations going forward while delivering significant cost savings, and I see an overall positive market outlook.

Let me turn the call over to David Martin for his perspective on the third quarter results. David?

David A. Martin:
Thank you, Chuck, and good morning. Last evening, we announced the third quarter non-GAAP earnings per share of $0.43 compared to $0.44 in the third quarter of 2013. And keep in mind that last year's results included approximately $0.11 from earnout reversals and equity income from the Bayou-Stupp Pipe Coating joint venture that is no longer part of earnings due to its sale in March this year.

On Slide 4, you can see the consolidated revenues grew 13.8 percent from third quarter 2013 and non-GAAP operating income increased 6.8 percent. We've outlined the third quarter impact of the realignment and restructuring plan on Slide 5 and our estimate of the fourth quarter and beyond. For the third quarter, we've recorded an $18 million non-cash charge for tangible and other assets related to receivables, inventories, fixed and other assets, tax-related items and liability accruals related to the shutdown of the contracting activities in certain of the international Water and Wastewater markets.

In addition, we've recorded a $22 million non-cash charge related to impairments to fixed and intangible assets related to our Louisiana pipe coating facility. In the fourth quarter, we expect to recognize a large portion of the $15 million to $18 million cash charge related to employee and lease terminations and other costs related to the restructuring effort. We conducted our review of goodwill for the reporting units impacted by the realignment and restructuring plan and concluded that there were no impairments.

As mentioned in the press release, the effective tax rate from the restructuring and impairment-related charges was 17.3 percent. It's important to note that this reflects the non-deductibility of certain other charges, coupled with the valuation allowances of previously reported deferred tax assets due to our inability to recover tax losses as there will be no future taxable income in certain of these tax jurisdictions.

We've also provided an estimated tax impact of write-downs of certain intercompany loans to the restructured country operations that we do not expect to fully recover. The quarterly results met the revised expectations we provided in early October.

I'd like to summarize the non-GAAP results by providing color on our gross margins and performance at Brinderson.

Consolidated gross margins were 22.5 percent, the same as in the prior period as shown on Slide 6. Insituform's North American business generated very strong gross margins, 100 basis points greater than the margins achieved in the third quarter of 2013 and the highest level since 2010. We met or exceeded our operational metrics including crew utilization, crew revenue per foot, which allowed us to execute the majority of our projects at or above bid margins. A greater mix in meeting the large diameter work contributed to higher revenues and better leverage of our fixed costs. As a result, that business delivered strong book-to-bill performance, driving mid-teens revenue growth and a 90 basis point increase in operating margins before corporate expense allocations.

Fyfe North America and Fyfe Asia performed very well in the quarter as commercial and structural gross margins were 46.2 percent. We've been - we've seen steady improvement each quarter this year in terms of execution, and that was again the case in the third quarter as we favorably closed out several projects ahead of bid margins.

Our Asian business grew revenues by more than 10 percent and operating profits increased over 200 percent to almost $1 million compared to the third quarter of 2013. Gross margins at Bayou were in the teens due primarily to strong revenue growth in Canada and improved project performance in our Louisiana coating operations. This compares to single-digit margins in the third quarter of 2013. The Louisiana facility completed several small projects in the quarter, which significantly improved margins and reduced the operating loss by nearly $1 million on a year-over-year basis.

Offsetting these sources of margin expansion was the negative mix effect we talked about on our October 6 call for Brinderson because of a greater portion of downstream refinery maintenance work, along with some startup costs for the initial project award in the Permian basin.

Corrpro margins were down year-over-year as they executed a greater proportion of the lower margin cathodic protection installation activities supporting new North American oil and gas pipeline construction. Despite the margin reduction, Corrpro grew revenues double digits and operating income before corporate allocations in the high-single digits.

Finally, the delay in work releases for United Pipeline Systems and our production slowdown associated with the outsourced schedule shift to 2015 for CRTS' Saudi Aramco Wasit project held back some gross margin leverage in the quarter for the segment as these businesses garnered the highest margins for the platform.

The second area I'd like to address is our first year-over-year comparison for Brinderson since the acquisition in July of 2013. On Slide 7, you can see revenues were up 61.3 percent on the strength of their downstream business through new contract awards on the West Coast and a couple of clients releasing some turnaround activity earlier than usual. Monthly billable hours were at record levels, while maintaining high-quality performance and an industry-leading safety record.

The upstream maintenance segment continues to perform well in California, up 35.8 percent year-over-year, but the impact of the large downstream awards skewed downstream margins versus the higher-margin upstream compared to a more typical 50-50 split - the reason for the gross margin compression I just mentioned is this result. Despite this, operating income, before corporate allocations, was over $2 million higher than the third quarter of 2013, a very strong result.

Now turning to the other items in the quarter. The tax rate for the quarter on a non-GAAP basis was 24.7 percent, not including the impact from the charges we recognized in the third quarter for the strategic realignment. I expect the tax rate, excluding the restructuring for the full year, to be in the range of 25 percent to 26 percent, just as we forecasted last quarter.

Turning to Slide 8 and cash flow. During the third quarter, cash flow from operating activities was a $14 million use of cash driven by a sharp increase in trade receivables because of the strong revenue growth from Water Wastewater and the Energy Mining during the third quarter. We build the large majority of our third quarter revenues in September, which should lead to strong collections during the fourth quarter. I'm certainly not happy with the DSOs increasing compared to the third quarter of 2013, but I am happy with the late quarter billing rates that we achieved.

There was no increase in our build during the quarter, notwithstanding a $27 million uptick in revenue from the second quarter to the third quarter. In the last 2 years, we've seen more than half of our full year operating cash flows in the fourth quarter, and I expect this year, again, to be a very large quarter for cash collections especially with the large buildup in trade receivables at the end of the quarter.

October has already been a stronger month for collections. Notwithstanding this very strong expectation for operating cash flow, we did trim our full year expectation to $60 million to $80 million due to the potential timing risk associated with receivables during the quarter. This is just a timing issue.

Now let's turn to uses of cash. Capital expenditures were $11.3 million, in line with the expectations. I believe CapEx for the full year will be at the high end of our $30 million to $35 million range. Share repurchases totaled $6 million in the quarter as we completed the $20 million program in July. Under the provisions of our credit agreement, we will have flexibility to have further share repurchases in 2015, similar to this year.

As part of our planning process, we will determine our plans for share repurchase before the beginning of the year. We met our normal $6.6 million quarterly debt repayment as part of the $22 million total requirement for 2014 as well.

In summary, Aegion delivered results consistent with the revised guidance given earlier this month. Water Wastewater business delivered strong quarterly results. Fyfe North American operation is seeing nice sequential improvement with good momentum as we head into next year. The margin compression in Energy and Mining comes from the mix effect of Corrpro and Brinderson, which we expect to see some improvement in the fourth quarter. This isn't execution, but mix.

Finally, I'm confident we will accelerate cash collection in the fourth quarter and reduce DSOs to the more normalized levels, and we'll have a strong finish to the year in terms of cash flow.

With that, I'll turn the call back over to Chuck.

Charles Gordon:
Thank you, David. Earlier this month, we announced the strategic realignment shown on Slide 9. First, we will form a new operating segment in the fourth quarter, Infrastructure Solutions, combining Commercial and Structural and Water and Wastewater. This new platform will leverage the market-leading technologies of Tyfo Fibrwrap and Insituform to offer municipal clients a broader portfolio of solutions to meet their needs.

Fyfe North America will benefit from Insituform's integrated back-office services and project management capabilities, allowing it to increase the focus on the recovery and return to sustained growth in 2015. We streamlined the management structure to leverage the depth of the leadership team across the new platform and our geographic markets, especially in Asia.

Second, we are exiting CIPP contracting operations in France, Switzerland, India, Hong Kong, Singapore and Malaysia in favor of our product sales strategies you can see on Slide 10. These markets either had difficulties with profitability over the past few years or the market structure no longer supported the sustainable contracting operation. The move to a third-party product sales strategy will reduce earnings volatility and allow for greater management focus in the areas needed to achieve Aegion's growth objectives.

Finally, we are restructuring Bayou's Louisiana facility to position the operations to compete effectively in the Gulf shore - Gulf Coast onshore and offshore pipe coating markets through lower fixed costs and higher efficiencies. We expect to realize $8 million to $11 million in annual savings, representing $0.15 to $0.20 per share with $0.03 to $0.04 expected in the fourth quarter.

We will conclude 2014 with three new platforms - Infrastructure Solutions, Corrosion Protection, which is the former Energy and Mining platform; and Energy Services, consisting of Brinderson. There is no change to revised fiscal year 2014 guidance given in early October, as seen on Slide 11.

We believe these actions enhance our growth prospects and help us to deliver reduced earnings volatility we've experienced in these businesses. There is no magic bullet to address the issues we've had with setting and meeting guidance, but we are firmly committed to improving. This is an ongoing process that must be done well throughout the year. This is my first annual strategy and budget review with Aegion. Let me share with you what I'm looking for from these sessions summarized on Slide 12.

First, projects expected to drive earnings will be given greater scrutiny than we've done in the past. We shared with you the need to get closer to our clients. One benefit of this customer intimacy is gaining the required project visibility to understand the issues affecting the schedule. We work for general contractors, large pipeline companies and the ultimate operators. It is clear to me that we need to better understand the unique features for each identified project. All of this will help us to better assess timing risk in the forecast.

Second, we will spend more time evaluating new markets to increase our visibility and, therefore, confidence in these potential areas of growth. That was a lesson we learned from Brinderson's expansion efforts this year into the large capital construction segment in California and our entry into the Permian basin. The expected investment in deepwater projects for the Gulf of Mexico is another area that requires attention during our market reviews. Overall, we are increasing the focus on understanding the dynamics of the markets we serve and the needs of our clients.

Finally, we will spend more time evaluating all of our execution metrics. I've been impressed with the progress being made across the company to improve execution. Our ability to reliably predict this business begins with a sound forecast and ends with strong execution.

Let me briefly touch on the recent developments with respect to oil prices. Obviously, no one knows how the current oil price volatility will play out over the coming weeks and into 2015. Our clients are also going through their planning process.

As I just mentioned, we have to get closer to the client and increase our market intelligence. This is a prime example of how that effort can pay dividends for us as we establish the outlook for 2015. Back in 2008, oil prices fell sharply from approximately $135 per barrel to the mid-$40 range. That decline had a lag effect for us in 2009 as we executed the existing backlog. Fortunately, the impact was more modest than we initially feared after purchasing Corrpro and Bayou earlier that year. One reason was the fairly quick rebound in oil prices. The second reason was that Corrpro and United have a partial hedge with 75 percent and 30 percent of their mix, respectively, associated with more recurring pipeline maintenance activities, especially in North America. The one business that did suffer during the oil price downturn was Bayou, as they are exclusively a new pipe coating operation. In fairness to Bayou, they never saw the recovery because of the BP oil spill in the Gulf in 2010.

Since then, our company has grown organically as well through acquisitions, as we've added maintenance service associated with Brinderson presence in upstream and downstream space on the West Coast. Across Corrosion Protection and Energy Services, maintenance-related activities are approximately 60 percent of the expected 2014 revenues. Currently, the midstream pipeline infrastructure market in the U.S., Canada and the Middle East remains favorable due to the strong demand as well as an effort underway for greater regulation of U.S. pipelines to address safety and environmental concerns.

A third factor that will help us is the fact that a portion of our midstream pipeline activities are associated with dry and liquid gas transmission. The risk increases if we endure a deep and prolonged oil price slump, especially for Bayou and the status of the major offshore projects that we are tracking for pipe coating services. We know these projects have been in development for years and the integrated oil companies take a long-term view with large capital investments. The timing of the restructuring efforts at Bayou's Louisiana facility will help us in event there are additional delays in offshore activity.

The transformation from Insituform to Aegion created a more resilient company, servicing municipal, industrial and midstream pipelines as well as commercial structures and maintenance activities in the upstream and downstream segments. That diversity will help us through down market cycles and market dislocations.

Let me turn to our backlog position for the remainder of the year and summarize the initial thoughts about 2015 we gave a few weeks ago. Consolidated backlog was $752 million as of September 30, 2014, a 4.8 percent increase from the third quarter of 2013. The year-over-year variance represents a full year comparison from Brinderson. There was a sequential quarter decline in backlog as a result of the cancellation of the $34 million onshore project for Bayou and $70 million to $80 million that represents the next 12 months of revenues in the pending multiyear contract renewals for Brinderson.

If you turn to Slide 13, we've seen a strong rebound in backlog growth since 2011 for the NAR business. Our assessment of the North American municipal CIPP sales funnel indicates an increase in 2015 to about $900 million, trending back to 2013 levels, from what turned out to be a $800 million to $850 million market in 2014. We continue to secure sizable new orders, which accounts for a 7 percent increase in the reported backlog year-over-year.

When you think about their record revenues in the quarter and strong order intake at targeted bid margins and win rates, NAR is performing very well this year. The fourth quarter is off to a good start with expectations for good results in October. We have backlog in hand to finish the year in line with our plans set at the beginning of 2014. We are focused on improving execution to maximize margins. Of course, there is risk of fewer crew days in December based on weather conditions beyond what we typically plan for each year.

The focus for the international markets is to successfully execute backlog in the U.K., Netherlands, Spain and Australia and to begin the wind-down process in contracting operations affected by the strategic realignment. Water and Wastewater backlog as of September 30 was $292 million, a 3 percent increase from the third quarter of 2013. That's down from the second quarter levels because of the strong North America revenue growth David mentioned in his remarks. International backlog declined in the quarter and will continue to do so over the next few quarters as we wind down contracting activities in the affected countries.

Turning to Energy and Mining on Slide 14. Backlog for Energy and Mining ended the quarter at $420 million, a 9 percent increase over the prior year period. Corrpro continues to secure new awards, especially in Canada. Backlog is at record levels, while the North America mix still skews towards lower margin construction activities compared to higher-margin engineering services, AC mitigation projects and pipeline inspection services. The buildout of new pipelines in North America continues to support our cathodic protection installation activities and should provide opportunities for us to secure future higher-margin services with these clients.

CRTS has won several awards in Chile and the Middle East worth about $30 million in backlog, which gives them a solid position going into 2015. Approximately $5 million of the Wasit project remained on the books at the end of September, and we expect to complete this highly profitable project during the first half of 2015. Brinderson's backlog is up 5 percent to $219 million compared to the third quarter of 2013. The strength of the downstream business this year is partially offset by the mechanics of how we calculate the forward 12-month backlog. We await the decision by several clients on the pending multiyear contracts renewals. The mix in backlog does favor the lower margin downstream segment, which was why the gross margin for the full year will be down approximately 200 basis points to 15 percent.

The typical U.S. work releases at this time of year for United are just beginning to come through, a few months late and not soon enough to possibly impact United's fourth quarter outlook. Activity has been building recently in Canada for the upcoming winter construction season. Both are good signs for this high-margin business. United has backlog in hand to finish this year in line with our revised expectations and is actively pursuing projects in all their primary regions. We'll have a more complete picture of United's outlook on the fourth quarter call.

This leaves Bayou, which is the tale of 2 regions. In Canada, Bayou is executing a strong backlog position and pursuing additional pipe coating opportunities going into the Canadian winter construction season. That's a significant improvement for market conditions one year ago when customers postponed pipe coating projects. In Louisiana, the suspension of the $34 million onshore coating project means we have very little backlog to execute in the fourth quarter. There will be some fixed cost absorption in the quarter as we continue with the facility restructuring to significantly lower the revenues required to break even.

We are in the process of negotiating a handling and storage contract for the 200 miles of pipe that was to be used on the suspended project. About 25 percent of the pipe is already on-site at our Louisiana facility with delivery scheduled for the remaining portion in the coming months. The client expects to make a final go, no-go decision by the end of the year.

Commercial and Structural on Slide 15 continues to deliver improving trends that support the recovery in North America we envisioned this year. Backlog is down $6 million as we have not included the sizable pipeline rehabilitation project in North America that was scheduled to begin in the fourth quarter, but the timing of which has shifted to the first half of 2015. We also have several other projects in the final stages of approval that are not reflected in backlog. From an operations perspective, all the metrics we track continue to improve. Strong execution and higher crew utilization contributed to the strong gross margin results in the third quarter.

In Asia, we are executing a solid backlog position in Hong Kong and Singapore. Our efforts in [Japan] are proceeding to establish a retail business model to participate in the countrywide efforts to upgrade wooden homes for seismic protection. Efforts are underway to establish the necessary partnerships and alliances with construction firms to fill the channel with Tyfo Fibrwrap Technology solutions. This is a new market and a different selling process that requires patience. That's been reflected in our guidance throughout the year. We remain on track for commercial and structuring operating margins to be down low-single digits on full year revenues of $70 million to $80 million.

The realignment efforts we announced on October 6 are underway and will be completed in the third quarter of 2015. We've addressed areas that have been a source for earnings volatility. Our objective going forward is to allocate resources and management focus in the areas of our company that determine our future growth prospects. The realignment also allows us to build a more integrated company especially with respect to sales and business development. I believe there is an opportunity to strengthen the relationships with our clients by integrating and broadening the solutions we provide within and across our 3 platforms. These actions strengthen the foundation for sustainable growth.

The diversification strategy was the right move for Aegion. It transformed the company in ways that give us more opportunities for sustainable growth. With the platforms firmly established, the next phase of the strategy is to execute and grow organically. That requires focus and investment in strengthening client relationships, a commitment to project management excellence and enhancing our technology leadership and market access. This last piece will be the area of focus for our Corporate Development efforts as we fill out our technology portfolio and expand into new market opportunities.

Let me conclude by acknowledging we have a lot of work ahead of us over the next two or three months. We are in a good position to end the year within our revised expectations for full year 2014. The planning sessions this fall will focus on increasing our visibility in the end markets we serve, and the outlook reflected in the sales funnel across the platforms. We will be more balanced as we communicate our outlook. I believe we have favorable markets giving us opportunities for growth, not without risk, as we examine market conditions and the timing of large projects. Thank you.

I will turn the call over to the operator to begin the Q&A session.

Operator:
Thank you, sir. Ladies and gentlemen, at this time, if you have a question, please press the star then the number one key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Once again, if you have a question, please press star then one.

Our first question comes from Mike Shlisky of Global Hunter. Your line is open.

Michael Shlisky:	Good morning. Can you hear me?

Charles Gordon:	Yes we can, Mike. How are you?

Michael Shlisky:
Good. Thank you. Why don't you, maybe, quickly touch first on your decent backlog growth in the Water Wastewater segment. Election day is next week here in the U.S. Can you comment on any changes that you might see at the spending at the federal, state, local level after election day? Are there any kind of races that you're watching right now with the tone on spending on the water and if the structure might change after if there were to be a change in the person who's currently in the office, whether it's state or federal?

Charles Gordon:
We haven't followed all the elections that closely. What we look at is our sales funnel going out over the next 15 months and projects that we see that will go-to-market next year, and that's really the basis that we believe the bid table will grow to $850 million to $900 million. Our expectation is that we will not - or that we will - see that growth and that the market will improve next year.

Michael Shlisky:
OK. OK. I also want to touch on quickly here, your comments about the recent declines in the price of oil. It sounds like you said, you're just kind of assessing how things are going right now by kind of trying to (shove) the customer to kind of get some of their feedback, but is there - you had any actual specific comments, you asked many customers that some projects in the pipeline sector maybe delayed a bit? Or is this just kind of where things might go as opposed to what you're actually hearing from your current customers?

Charles Gordon:
Everything we've heard from customers so far is that all the projects we're working on are going forward. I want to remind you that the project that was canceled in Q3 was canceled prior to the decline of the oil prices, so that was an independent event. But we haven't heard anything from our customers that would bode negatively for next year. Now saying that, we also recognize that the price decline has been very recent and they're in their planning process for their CapEx for 2015. So we're watching it very closely, but today, we've heard nothing negative.

Michael Shlisky:	OK, great. I will hop back in queue. Thank you so much.

Operator:	Thank you. Our next question comes from Eric Stine of Craig-Hallum. Your line is open.

Charles Gordon:	Hi, Eric.

Eric Stine:
Hi, everyone, thanks for all the details on the call. Maybe just starting with Corrpro. I know for some time the focus internally there has been to address the mix issue, the low-margin construction business. So just thoughts on, I mean, clearly that's still a focus, but how you're approaching that differently now maybe than you had been previously? And maybe just some thoughts on when that may be, those initiatives start to take hold.

Charles Gordon:
So I guess what I would say is, first of all, we're pleased with the progress Corrpro has made over the last couple of years and what they're doing in North America. I think that as we looked at the business, the construction activities lead the AC mitigation, it leads the pipeline inspections, it leads to some of the higher-margin engineering work.

So we're going to continue to do the construction work as much of it as we can. We believe that over time, we'll see more of the high-margin services as a result of our relationship with the customers that we gained while we do the construction work. So we would expect that our - that the business mix will improve over time.

Eric Stine:	OK, so more a function of just where a lot of these projects stand more than anything else?

Charles Gordon:	Yes.

Eric Stine:
OK. All right, that's helpful. And maybe just switching over to the international Water and Wastewater. Just reminder on the CIPP business getting out of certain markets, when that wind-down you think it's complete. Maybe updated thoughts on the amount of business that is and then just how much time you think it takes to ramp up that third-party tube sale business?

Charles Gordon:
Well, we've already started working on the third-party tube sales and in several of the markets, some of the key competitors are very interested in buying tube from us as a result of us no longer being a competitor with them. If we look at the - as we look at the backlog in the business, we've got about $17 million of backlog in Asia-Pacific, and what I would expect is that we will wind a significant portion of that down by the end of Q3 next year. There may be a bit of a tail on that, but most of it will go through over the next 9 months.

David A. Martin:	Eric, just as a reminder to. This is David. A good portion of that backlog is still Australia as well, so there's not a tremendous amount of backlog remaining in those markets that we're exiting.

Eric Stine:	OK. Got it.

Charles Gordon:	So we - just to be very concise, we would expect that most of the markets that we're exiting in Asia, we would work off the backlog over the next nine months - 9 to 12 months.

Eric Stine:	And the same thing in Europe?

Charles Gordon:	Yes.

Eric Stine:	OK, thanks a lot guys.

Operator:	Thank you. And our next question comes from Glenn Wortman of Sidoti & Company. Your line is open.

Glenn Wortman:	Good morning, guys.

Charles Gordon:	Good morning.

Glenn Wortman:	Just for some context, what percent of your Energy and Mining revenue is derived from work on new oil pipelines?

Charles Gordon:
That's a great question. What I want to start with is, as we look at the business today - let me start up with a broad picture and then work down to that question. As we look at the business today, almost 50 percent of the business is non-energy-related with the infrastructure solutions. I think 45 percent of revenues this year will come from non-energy work. So it's a split market and that's one of the benefits of the diversification strategy.

As we look at the energy piece, about 60 percent to 75 percent of the overall business is maintenance-related. The remaining portion is new construction, and what we're working through right now as we go through the planning process is of that remaining portion its new construction, how much of that is gas transmission and how much of it is oil pipelines. I don't have that number yet. We're certainly going through that as we do our planning for next year, but as you can see from the overall answer, it's a relatively small portion of the business that's related to midstream oil pipelines.

Glenn Wortman:
OK. Thanks for that. And then with respect to the $70 million to $80 million in pending maintenance contract renewals at Brinderson that are for bid here in the fourth quarter, can you just talk about how you're positioned to perhaps win that work and then how much in contracts should have to be rebid in the fourth quarter of next year as well?

Charles Gordon:
OK, so I'll take the first part of that question. Of the $80 million in renewals, we feel really good about those we're in contract discussions with customers. We expect those to occur between now and the end of the year. Now, obviously, they're not booked yet, but we feel really good that they will be renewed.

And just to remind you, although the renewals are worth $80 million, we also would be working off some revenues. So sort of the net, about 75 percent of those renewals will result in a net increase in backlog.

I don't have the answer on what works out, or what comes to term over the next 12 months, maybe David does.

David A. Martin:
Well, I'll just - there's nothing as significant as what we're seeing in the fourth quarter of this year. These are two major upstream customers. They're long-standing relationships and they just happen to be coming up for renewal this year. We do have renewals on a much more limited basis as we go into next year, but nothing like this.

Glenn Wortman:	OK, all right, thanks for taking my questions.

Charles Gordon:	You're welcome.

Operator:	Thank you. Our next question comes from Arnie Ursaner of CJS Securities. Your line is open.

Arnold Ursaner:	Good morning. Chuck, my first question for you, is there any change in the direct reports that you deal with, with the change in the reporting?

Charles Gordon:
I think the change, Arnie, is that from a - on the operating businesses, we reduced from five direct reports to three operating presidents, and so there's - I guess, there's a more focused operating line from my perspective. But across the business, there really isn't any change in direct reports.

I think you may know Brian Clarke, who is our Corporate Development person, left in July; and the Fyfe business now reports in to Tom Vossman. But those 2 things happened in the third quarter, but there are no changes in my direct reports.

Arnold Ursaner:
OK, and my second question, I know we mentioned this one when you had your Analyst Day in June, and you and I spoke after the meeting. I know you have a tough business. You are impacted by customer timing and a lot of other issues, but frankly, are out of your control. But, I guess, my question for you, and maybe it's one for your compensation committee of the board, but, Chuck, are you trying or attempting to align the entire executive team compensation to meeting whatever disclosed public goals you give your shareholders, encouraging all, including you, to underpromise and overperform?

Charles Gordon:
So let me answer that this way. What we've had in place is, our incentive plan is absolutely aligned with increasing shareholder value. What we haven't had in the past is a portion of that plan tied to forecasting accuracy or meeting guidance.

Now to be honest, guidance was always based on budget, and so from that perspective, it was certainly linked.

As we move into 2015, David Martin, David Morris and I are spending a lot of time looking at the incentive plans and making sure that they drive through our behavior, and certainly guidance is an aspect of that.

Arnold Ursaner:	OK, thank you.

Operator:	Thank you. Our next question comes from Spencer Joyce of Hilliard Lyons. Your line is open.

Spencer Joyce:	Hey, good morning guys. Thanks for taking my questions.

David A. Martin:	Good morning.

Charles Gordon:	Good morning.

Spencer Joyce:
First one perhaps for you, David. The gross margin at the Commercial and Structural segment at over 46 percent this quarter was just phenomenal. I want to say the best we've seen in six or seven quarters. Can you talk a little bit about the drivers there? Is that still a little bit of an anomaly that you have won particularly good project or perhaps some of the realignment initiatives taking hold just - how can we think about a run rate here or sequentially think about that metric?

David A. Martin:
Well this quarter's performance was exceptional. It was much higher than what we anticipated. We did have some favorable closeout for some jobs in the U.S. We have some good performance in the Asia-Pacific market as well. I still believe that the normal run rate for margins is in 35 percent, maybe a little bit better range, but that's more normal for it, but we did have really good performance in this quarter. And the bid margins that we see on work that's in the funnel as well as backlog now is more in that normalized range.

Spencer Joyce:	OK, so I guess kind of on balance would be this quarter as a little bit of an anomaly rather than kind of the new norm.

David A. Martin:
Yes. I wish it was the norm, but that's we - it's sometimes dependent upon the mix of work that we have as well. That's pure pipeline construction or primary pipeline work versus the other verticals as well, but this was really more about a really good favorable closeout with some big jobs.

Spencer Joyce:
Understood. Shifting over to the backlog a little bit here, I thought you all may have alluded to it a little bit in the prepared remarks, but as we think about the dollar amount in backlog now, is that a more resilient figure then maybe we would have seen a year ago at this time? Is there already a more conservative stance baked into what you all are accounting for and putting out there for us?

Charles Gordon:
I don't - this is Chuck. I don't think so. I think we're obviously very careful about what we put in the backlog to make sure that we've completed the negotiating process with customers on all the terms, but I don't think that we've added more conservatism to it.

Spencer Joyce:
OK. And then sticking with the backlog, if I'm adjusting correctly, it actually looks to me like the Energy and Mining number ex-Brinderson was up sequentially, if we adjust for that $34 million cancellation. I guess, first, is that correct? And then, if so, can you talk about some of the drivers of that advance? Because I think as a couple of people have mentioned, we're all expecting a little bit subdued CapEx outlook kind of over the next few quarters and just kind of true up those items for us.

David A. Martin:
This is David. I'll take it, and Chuck can add on. Yes, it was sequentially up, and two principal drivers - well, it's up with the exception of the cancellation, the two drivers. Backlog at Corrpro continues to be at record levels and has sequential improvement and we also did have the additional new awards for the CRTS business, both in South America and in the Middle East. And then, most of the other businesses throughout it were more normalized and not much changed. So those are two nice drivers for the business because, obviously, Corrpro is a strong fundamental business, bedrock for that like a corrosion prevention business. So, and then CRTS carries really nice margins and it's a good onshore work that we were operating in with two major clients.

Spencer Joyce:
OK. And then sticking here with the backlog. Was really surprised to see the Brinderson backlog really just pretty slightly from the year ago level, and I know you all addressed that there's a couple of three potential awards out there that could be worked into that number. Should those not come to fruition, would it be safe to say that we would see either a revenue decline for Brinderson or perhaps a margin compression? It's just - without the growth or much growth in backlog there at this point, it'd be tough to sustain kind of in my mind the revenue gains that we saw this year.

David Martin:
First of all, these are renewals, we're very confident about those renewals. They are long-standing clients during the final stages of negotiation. And so I'm not anticipating that we're going to have any decline, whatsoever, here. We also have continued work with the existing client base on other opportunities. So I guess my answer is no.

Spencer Joyce:	OK. So you do - so the Brinderson backlog, at this point at $219 million is a bit of an anomaly to the downside, you'd expressed?

David Martin:
Yes. Mainly because these renewals are so significant. We don't normally have renewals. I mean, these are the two largest upstream clients that we have, and they just happen to be following into the fourth quarter this year. So I fully expect that you're going to see a nice backlog number at the end of the year, and it'll be much more normalized next year, because I don't believe we have any major renewals next year.

Spencer Joyce:
Got you. OK, fantastic. One final kind of big picture question. Chuck, you kind of touched on this with the last caller and when you mentioned Brian Clarke's departure back in July, but can you just kind of broadly comment about the corporate morale there over the past month or so, kind of as you go through and start to roll out some of these restructuring or realignment initiatives? And then maybe specifically, have you seen any voluntary departures among, call it, your top 10, 15 or so operational managers?

Charles Gordon:
We have - I'll take a couple of things first. I'm just going to sound maybe a bit self-serving, but I would classify the overall morale at the corporate level and at the operating level is extremely good. I think we've resolved some issues that have been out there for a while with the restructuring. I think the management team was in complete agreement that we needed to do - take the actions that we took, and I would say the overall operating margin is - I'm sorry, the overall morale at the corporate and operating groups are - is extremely good, no issues at all.

I would also say that with the people - when Brian Clarke left, certainly, we would have liked him to stay. That was the decision he made. We've lost a couple of other people that I think were partially a result of the transition. We didn't lose anybody on the operating side, and I think going forward, we have a very stable management team.

Spencer Joyce:	OK, you said other couple of departures, few on the operating side or none on the operating side?

Charles Gordon:	None on the operating side.

Spencer Joyce:	OK, fantastic guys. Nice quarter, thanks.

Charles Gordon:	Thank you.

Operator:	Thank you. And our next question comes from Steven Folse of Stifel. Your line is open.

Steven Folse:	Hey, good morning.

Charles Gordon:	Good morning.

Steven Folse:
First question is on the $30 million in awards in CRTS and Chile and the Middle East. Can you talk a little bit more about the timing of when you should see the benefit from those and then also the nature of the contract? Are these similar to like the Wasit type of arrangement or you're a subcontractor in a larger contract? Or can you just talk a little bit more about that?

Charles Gordon:
It's a mix. We are typically working for a contractor. The projects are onshore, and I think we've got - and we continue to build relationships with the contractors in the Middle East and in Chile to make sure that we can be as - we have as much visibility as we can with the customer. But they are onshore projects we have - we've already started several of them. We've been very careful on how we've projected them for the rest of the year. And then, we're also looking at timing for next year as we execute.

Steven Folse:
OK, great. I guess then moving to Bayou, there is pretty nice performance in the quarter, but you kind of alluded to some underutilization issues in the fourth quarter because of the project cancellation. But I think that project was scheduled to go into 2015 as well. So are you kind of expecting some underutilization kind of in the first half of 2015 as a result of that project move?

And then also, just some general trends within the offshore market. I think we saw a large offshore exploration project just got the approval. Are you seeing any sort of benefit there from recent developments?

Charles Gordon:
So there's a couple of questions. Let me try to answer them. First of all, certainly, the cancellation or the suspension of the onshore project will impact that business' performance next year. What we did going as part of the restructuring has significantly reduce the break-even point of that business. So we will significantly reduce the fixed cost in the business. We've also, with the restructuring are making the plant more efficient.

So what we see - what we're preparing for is that we build that business out next year without any of the large offshore projects. We have a line of sight on some projects there - we have one project in backlog. We had a couple of other projects that we feel really good about the smaller projects. We expect the business to be profitable next year, but we are not betting on any of the large offshore projects.

I think that, particularly with the current oil price environment and the timing of an investment of that size, there's just too much uncertainty there for us to plan on those occurring, so we're taking a pretty conservative approach as we look at the business. We haven't heard anything from our customers about - we haven't heard anything from our customers about offshore projects being postponed or anything like that.

But again, I think it's too soon to tell. I think as we get into next year and they go through their planning process, we'll learn a lot more. Our Bayou Canada is in great shape. We've had a lot of orders going into the winter construction season. We're a yard full of pipe. We're very pleased with where that business is at, and we look forward to that continuing.

And one of the comments I want to make is certainly the Bayou business is a business that is susceptible to prolonged lower oil prices. It's new pipelines. That's the core of the business. But in Canada, our Bayou business isn't built around the tar sands or the oil sands. And I want to be clear on that. It's around more traditional oil, and that business continued strong. We haven't got any input from customers up there that they have issues with the current oil prices, but again, I just want to emphasize, it's early.

So does that answer your questions?

Steven Folse:
Yes, that was helpful. And I guess, lastly here, considering the large global reach of your company, can you talk about any impact that you saw on the quarter from the strengthening of the dollar and then kind of moving forward how you're anticipating any other potential impacts from that?

David Martin:
Certainly, the strengthening of the dollar, it does have some foreign currency fluctuations and we saw some foreign currency losses that hit the bottom line. But we were very careful to manage the cash flows in and around those to make sure that we hedge them properly, but as far as any real volatility, it's not significant for us.

Charles Gordon:
Right and so a lot of the businesses are sourcing and doing their work in local markets, and that shields them from sort of a higher dollar importing, if they're trying to import things from the U.S., into those markets and I think we're pretty shielded from that from that just based on the nature of the business. We tend to source most of the product side of what we sell outside the U.S.

Steven Folse:	OK, great, thanks.

Operator:	Thank you. Mr. Gordon, at this time, I'm showing no further questions. I'd like to turn the call back over to you for any closing remarks.

Charles Gordon:
Thank you. I really appreciate everybody being on the call. I'm very excited about the business as we move forward. I think we had a nice quality of earnings this quarter. We expect to hit our full year guidance as we expressed on October 6, and moving into next year, I think the business is positioned reasonably well to grow organically and meet its promise that we've made over the years.

We are watching oil prices very carefully, and as we go through our planning process, we're assessing all of our markets and making sure that we really understand where the growth is coming from and what investments we need to achieve that growth. But we're not done with the planning process yet. We're in the midst of it, but I'm optimistic based on what I'm seeing, that's what I would leave you with. Thank you for joining us today.

Opertor:	Ladies and gentlemen, thank you for your participation in today's conference. This concludes your program. You may all disconnect. Everyone, have a great day.

END